Exhibit 4.2

TROPICANA ENTERTAINMENT INC.

THIS WARRANT WAS ORIGINALLY ISSUED ON [•], 2009 PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENT OF SECTION 5 OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) PURSUANT TO SECTION 1145 OF TITLE 11 OF THE UNITED STATES CODE, 11 U.S.C. §§ 101-1532 (THE “BANKRUPTCY CODE”), AND NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE ACT OR ANY STATE SECURITIES LAW.  TO THE EXTENT THE REGISTERED HOLDER OF THIS WARRANT OR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT IS AN “UNDERWRITER” (AS DEFINED IN SECTION 1145(B)(1) OF THE BANKRUPTCY CODE), SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.  THIS WARRANT IS SUBJECT TO CERTAIN TRANSFER AND OTHER RESTRICTIONS SET FORTH HEREIN, AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT ARE SUBJECT TO CERTAIN TRANSFER AND OTHER RESTRICTIONS PURSUANT TO CERTAIN “GAMING LAWS” (AS DEFINED HEREIN). THE ISSUER HEREOF (AS DEFINED BELOW, THE “COMPANY”) RESERVES THE RIGHT TO REFUSE THE TRANSFER OF THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT EXCEPT IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS WARRANT, A COPY OF WHICH SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE REGISTERED HOLDER HEREOF UPON WRITTEN REQUEST.

THE COMPANY IS CURRENTLY LICENSED OR REGISTERED OR HAS APPLIED FOR A LICENSE OR REGISTRATION WITH CERTAIN “GAMING AUTHORITIES” (AS DEFINED HEREIN) AND IS SUBJECT TO CERTAIN GAMING LAWS.  THE PURPORTED SALE, ASSIGNMENT, TRANSFER, RESTRICTION OF TRANSFER, PLEDGE, NEGATIVE PLEDGE, GRANTING OF ANY OPTION TO PURCHASE OR OTHER SIMILAR TRANSACTION INVOLVING SUCH WARRANT SHALL BE INEFFECTIVE UNLESS IN ACCORDANCE WITH THE APPLICABLE GAMING LAWS WHICH MAY INCLUDE PRIOR APPROVAL OF ONE OR MORE GAMING AUTHORITIES.  IF AT ANY TIME A REGISTERED HOLDER HEREOF BECOMES AN “UNSUITABLE PERSON” (AS DEFINED HEREIN), THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT SHALL BE SUBJECT TO REPURCHASE PURSUANT TO THE TERMS SET FORTH HEREIN.  BEGINNING ON THE DATE WHEN A GAMING AUTHORITY SERVES NOTICE OF UNSUITABILITY UPON THE COMPANY, OR THE DATE WHEN THE REGISTERED HOLDER OTHERWISE BECOMES AN UNSUITABLE PERSON, IT SHALL BE

UNLAWFUL FOR THE UNSUITABLE PERSON: (A) TO RECEIVE ANY DIVIDEND OR INTEREST OR ANY PAYMENT OR DISTRIBUTION OF ANY KIND, INCLUDING OF ANY SHARE OF THE DISTRIBUTION OF PROFITS OR CASH OR ANY OTHER PROPERTY, OR PAYMENTS UPON DISSOLUTION, FROM THE COMPANY, OTHER THAN A RETURN OF CAPITAL AS REQUIRED ABOVE; (B) TO EXERCISE DIRECTLY OR THROUGH ANY PROXY, TRUSTEE OR NOMINEE ANY VOTING RIGHT CONFERRED BY THE REGISTERED HOLDER’S INTEREST IN THE COMPANY; (C) TO PARTICIPATE IN THE MANAGEMENT OF THE COMPANY; (D) TO RECEIVE ANY REMUNERATION (OTHER THAN THE REPURCHASE PRICE) IN ANY FORM FROM THE COMPANY OR FROM ANY COMPANY HOLDING A GAMING LICENSE FOR SERVICES RENDERED OR OTHERWISE; OR (E) TO CONTINUE IN AN OWNERSHIP OR ECONOMIC INTEREST IN THE COMPANY OR ANY “AFFILIATED COMPANY” (AS DEFINED HEREIN).

IN ADDITION, THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT ARE SUBJECT TO RESTRICTIONS AND RIGHTS OF REPURCHASE CONTAINED IN THE COMPANY’S ARTICLES OF INCORPORATION, AS THE SAME MAY BE AMENDED FROM TIME TO TIME.

TROPICANA ENTERTAINMENT INC.

STOCK PURCHASE WARRANT

Date of Issuance:	Certificate No. W-

FOR VALUE RECEIVED, Tropicana Entertainment Inc., a Delaware corporation (the “Company”), hereby grants to                                      or its registered assigns (the “Registered Holder”) the right to purchase from the Company                  shares of common stock, par value $0.01 per share (the “Common Stock”), as shall from time to time be reduced or increased in accordance with the terms of this Tropicana Entertainment Corporation Stock Purchase Warrant (the “Warrant”), less the number of shares of Common Stock already issued in connection with partial exercises of this Warrant, at a per share purchase price equal to $             (the “Exercise Price”).  This Warrant is issued pursuant to the terms of the First Amended Joint Plan of Reorganization of Tropicana Entertainment, LLC and Certain of Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code (the “Plan”).  Certain capitalized terms used herein are defined in Section 3 hereof.  The amount and kind of securities obtainable pursuant to the rights granted hereunder and the purchase price for such securities are subject to adjustment pursuant to the provisions contained in this Warrant.

[For tax purposes, the value of this Warrant as of the date hereof is $                            .]

This Warrant is subject to the following provisions:

Section 1.               Exercise of Warrant.

1A.          Exercise Period.  Subject to Section 1B and Section 1E hereof, the Registered Holder may exercise, in whole or in part (but not as to a fractional share of Common Stock), the purchase rights represented by this Warrant at any time and from time to time after the Date of Issuance through 5:00 p.m. prevailing Eastern time on                    (the “Exercise Period”).

1B.          Exercise Procedure.

(i)            This Warrant shall be deemed to have been exercised when the Company has received all of the following items (the “Exercise of the Warrant”):

(a)           a completed Exercise Agreement, as described in Section 1C below, (an “Exercise Agreement”) executed by the Person exercising all or part of the purchase rights represented by this Warrant (the “Purchaser”);

(b)           this Warrant;

(c)           if this Warrant is not registered in the name of the Purchaser, an Assignment or Assignments in the form set forth in Exhibit II hereto evidencing the assignment of this Warrant to the Purchaser, in which case the Registered Holder shall have complied with the provisions set forth in Section 5 hereof, and the amount of any tax or taxes which may be payable in respect of any transfer, in lawful money of the United States of America either by certified or official bank check made payable to the order of the Company (or if agreed to in the sole and absolute discretion of the Company, by wire transfer in immediately available funds to an account arranged with the Company prior to exercise), or evidence to the satisfaction of the Company that such tax has been paid;

(d)           either (1) the Aggregate Exercise Price, in lawful currency of the United States of America either by certified or official bank check made payable to the order of the Company (or if agreed to in the sole and absolute discretion of the Company, by wire transfer in immediately available funds to an account arranged with the Company prior to exercise); or (2) if and only if the Common Stock is then Listed Common Stock (defined below), a written notice to the Company that the Purchaser is exercising this Warrant on a “cashless exercise” basis by authorizing the Company to withhold from issuance a number of shares of Common Stock otherwise issuable upon such exercise of this Warrant which, when multiplied by the Listed Fair Value (defined below) of the Common Stock on the date of exercise, is equal to the Aggregate Exercise Price (and such withheld shares shall no longer be issuable under this Warrant), and

(e)           the materials required under Section 1E hereof.

(ii)           Certificates for shares of Common Stock purchased upon exercise of this Warrant shall be delivered by the Company to the Purchaser within three business days after the date of the Exercise of the Warrant.  Unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company shall prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Warrant which have not expired or been exercised and shall, within such three business-day period, deliver such new Warrant to the Person designated for delivery in the Exercise Agreement.

(iii)          Subject to clause (vi) of this Section 1B, the Common Stock issuable upon the exercise of this Warrant shall be deemed to have been issued to the Purchaser at the time of the Exercise of the Warrant (the “Exercise Time”), and the Purchaser shall be deemed for all purposes to have become the record holder of such Common Stock at the Exercise Time.

(iv)          The issuance of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Registered Holder or the Purchaser for any issuance tax in respect thereof or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Common Stock.  Each share of Common Stock issuable upon exercise of this Warrant shall, upon payment of the Exercise Price therefor, be validly issued, fully paid and nonassessable and free from all preemptive rights, taxes, liens and charges with respect to the issuance thereof.

(v)           The Company shall not close its books against the transfer of this Warrant or of any share of Common Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.

(vi)          Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a registered public offering or the sale of the Company, the exercise of any portion of this Warrant may, at the election of the Registered Holder hereof, be conditioned upon the consummation of the public offering or sale of the Company in which case such exercise shall not be deemed to be effective until the consummation of such transaction.

(vii)         The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of issuance upon the exercise of the Warrant, such number of shares of Common Stock issuable upon the exercise of the Warrant.  All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all preemptive rights, taxes, liens and charges.  The Company shall not take any action which would (a) cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon exercise of the Warrants, or (b) prevent the Company from lawfully issuing such shares of Common Stock. Nothing in this subsection shall be read to prevent any transaction described in Section 2E.

1C.          Exercise Agreement.  Upon any exercise of this Warrant, the Exercise Agreement shall be substantially in the form set forth in Exhibit I hereto, except that if the shares of Common Stock are not to be issued in the name of the Person in whose name this Warrant is registered, the Exercise Agreement shall also state the name of the Person to whom the certificates for the shares of Common Stock are to be issued, and if the number of shares of Common Stock to be issued does not include all the shares of Common Stock purchasable hereunder, it shall also state the name of the Person to whom a new Warrant for the unexercised portion of the rights hereunder is to be delivered.  Such Exercise Agreement shall be dated the actual date of execution thereof.

1D.          Fractional Shares.  If a fractional share of Common Stock would, but for the provisions of Section 1A hereof, be issuable upon exercise of the rights represented by this Warrant, the Company shall, within three business days after the date of the Exercise Time, deliver to the Purchaser a check payable to the Purchaser in lieu of such fractional share in an amount equal to the difference between the Fair Value of such fractional share as of the date of the Exercise Time and the Exercise Price of such fractional share.

1E.           Exercise Subject to Gaming Approval.  Notwithstanding any other provision of this Warrant, the Registered Holder of this Warrant may only exercise this Warrant upon receipt of any and all required gaming approvals, including without limitation, findings of suitability or licensing requirements from the applicable Gaming Authorities, or waivers or exemptions from such required gaming approvals (collectively, the “Gaming Approvals”).  The costs of obtaining Gaming Approval and meeting any other requirements that the Gaming Authorities may impose in connection with such exercise shall be borne solely by the Registered Holder.  The Company may require, as a condition to the exercise of this Warrant, that the Registered Holder either (a) certify to the Company that, upon exercise of this Warrant, the Registered Holder will be the beneficial owner of less than five percent (5%) of the outstanding Common Stock, or (b) submit proof of having obtained the requisite Gaming Approvals or an opinion of counsel, reasonably satisfactory to the Company, that no Gaming Approvals are required.  For purposes of this Section 1E, beneficial ownership shall be determined in accordance with Rule 13d-3 under the Exchange Act.

Section 2.               Adjustment of Exercise Price and Number of Shares of Common Stock Issuable.  The Exercise Price and the number of shares of Common Stock issuable upon the exercise of this Warrant are subject to adjustment from time to time upon the occurrence of the events enumerated in this Section 2, without duplication.

2A.          Adjustment for Change in Capital Stock.  If on or after the date of this Date of Issuance and during the Exercise Period, the Company:

(i)            pays a dividend in shares of Common Stock or makes a distribution on its Common Stock in shares of Common Stock;

(ii)           subdivides its outstanding shares of Common Stock into a greater number of shares (other than upon a reclassification to which clause (vi) of this Section 2A or Section 2E hereof applies);

(iii)          combines its outstanding shares of Common Stock into a smaller number of shares (other than upon a reclassification to which clause (vi) of this Section 2A or Section 2E hereof applies);

(iv)          makes a distribution on its Common Stock in shares of its capital stock other than Common Stock;

(v)           makes a distribution on its Common Stock in debt securities, assets or other property of the Company; or

(vi)          issues by reclassification of its Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger of the Company in which the Company is the surviving entity but excluding any reclassification in which property other than shares of capital stock is issued (in which event Section 2E hereof shall apply)), then the number of shares of Common Stock or other shares of capital stock of the Company receivable upon exercise of this Warrant immediately prior thereto shall be adjusted so that the Registered Holder shall be entitled upon exercise to receive the kind and number of shares of Common Stock or other shares of capital stock of the Company, debt securities, assets or other property that the Registered Holder would have been entitled to receive upon the happening of any of the events described above, had such Warrant been exercised immediately prior to the happening of such event or any record date with respect thereto. An adjustment made pursuant to this Section 2A shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

2B.          Adjustment of Exercise Price.  Whenever the number of shares of Common Stock or other shares of capital stock of the Company receivable upon the exercise of any Warrant is otherwise required to be adjusted as provided in Section 2A or Section 2E hereof, the Exercise Price payable per share of Common Stock upon exercise of such Warrant shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of shares of Common Stock receivable upon the exercise of such Warrant immediately prior to such adjustment, and of which the denominator shall be the number of shares of Common Stock, or, where clause (iv), (v) or (vi) of Section 2A hereof applies and shares of capital stock (other than solely Common Stock), debt securities, assets or other property become so receivable, the number of shares of Common Stock equivalent to such shares of capital stock, debt securities, assets or other property based on the relative Fair Value thereof so receivable immediately thereafter.

If after an adjustment the Registered Holder, upon exercise of the Warrant, may receive shares of two or more classes or series of capital stock of the Company, the Company, in good faith, shall determine as the adjusted Exercise Price for each share of capital stock (other than Common Stock) so receivable an amount equal to the Exercise Price per share of Common Stock as adjusted pursuant to the preceding paragraph, multiplied by a fraction the denominator of which is the Fair Value of a share of Common Stock and the numerator of which is the Fair Value of such share of other capital stock.  After such allocation, the exercise privilege and the

Exercise Price of each class or series of capital stock shall thereafter again be subject to adjustment on terms comparable to those applicable to shares of Common Stock in this Section 2.

2C.          When No Adjustment Required.  No adjustment need be made to the Exercise Price or the number of shares of Common Stock issuable upon exercise of this Warrant except as expressly provided in Section 2A and Section 2B hereof.  Without limiting the generality of the foregoing, no adjustment need be made for any of the following:

(i)            the issuance of securities by the Company on the Effective Date or pursuant to the Plan;

(ii)           the issuance of options, equity or equity-based grants or other securities in connection with the OpCo Management and Director Equity Incentive Program; or

(iii)          a change in the par value or the elimination of the par value of the Common Stock.

To the extent the Warrants become exercisable into cash pursuant to the provisions of Section 2E hereof, no adjustment need be made thereafter as to the cash.  Interest will not accrue on the cash.

2D.          The Company Determination Final.  Any determination that the Company must make pursuant to this Section 2 is (absent manifest error) conclusive if such determination is made in good faith.

2E.           Changes in Common Stock.  In case at any time or from time to time while the Warrants remain outstanding and unexpired in whole or in part, the Company shall be a party to or shall otherwise engage in any transaction or series of related transactions constituting:

(i)            a merger of the Company into, a consolidation of the Company with, or a sale of all or substantially all of the Company’s assets to, any other Person (a “Non-Surviving Transaction”); or

(ii)           (a) any reclassification of the Common Stock into securities or other property (other than solely into shares of capital stock of the Company, in which event Section 2A(vi) hereof shall apply), (b) any merger of another Person into the Company in which the previously outstanding shares of Common Stock shall be cancelled, reclassified or converted or changed into or exchanged for securities of the Company or other property (including cash) or (c) any combination of the foregoing (other than solely into or for shares of capital stock of the Company, in which event Section 2A(vi) hereof shall apply) (each, a “Surviving Transaction” and, together with any Non-Surviving Transaction, sometimes referred to hereafter as a “Transaction”), then, as a condition to the consummation of such Transaction, the Company shall (or, in the case of any Non-Surviving Transaction, the Company shall cause such other Person to) execute and deliver to the Registered Holder a written instrument (a “Replacement Warrant”) with terms substantially similar to this Warrant; provided that the Replacement Warrant shall be exercisable:

(x) into only the securities or other property (the “Substituted Property”) that would have been receivable upon such Transaction by a registered holder of the number of shares of Common Stock into which such Warrant was exercisable immediately prior to such Transaction, in lieu of the Common Stock issuable upon such exercise prior to such consummation, assuming (except in the case of a reclassification) such registered holder of Common Stock:

(I)  is not a Person (1) with which the Company consolidated, (2) into which the Company merged or which merged into the Company or (3) to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an affiliate of a Constituent Person; and

(II)  (1) failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such Transaction (provided that if the kind or amount of securities, cash and other property receivable upon such Transaction is not the same for each share of Common Stock held immediately prior to such Transaction by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised (the “Non-Electing Share”), then, for the purposes of this Section 2E, the kind and amount of securities, cash and other property receivable upon such Transaction by each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares); and (2) if there are no Non-Electing Shares, then the kind and amount of securities, cash and other property receivable upon such Transaction by a plurality of holders of Common Stock upon such Transaction; and

(y)  at an Exercise Price for such Substituted Property equal to the Aggregate Exercise Price payable by such Registered Holder for all such shares of Common Stock into which such Warrant was exercisable immediately prior to such Transaction.

The Replacement Warrant shall provide for adjustments which, for events subsequent to the effective date of such Replacement Warrant, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 2.  The above provisions of this Section 2E shall similarly apply to successive Transactions.

2F.           Notice of Certain Transactions.  If:

(i)            the Company proposes to take any action that would require an adjustment to the Exercise Price or the number of shares of Common Stock or other shares of capital stock receivable upon exercise of Warrants pursuant to Section 2A or Section 2B hereof; or

(ii)           there is a proposed liquidation or dissolution of the Company,

then the Company shall use its reasonable efforts to mail to the Registered Holder a notice stating the proposed record date for a dividend or distribution or the proposed effective date of a subdivision, combination, reclassification, consolidation, merger, liquidation or dissolution.  The

Company shall mail the notice at least fifteen (15) days before such date.  Failure to mail the notice or any defect in it shall not affect the validity of the transaction.

Section 3.               Definitions.  The following terms have meanings set forth below:

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

“Affiliated Companies” shall mean those companies directly or indirectly affiliated or under common Ownership or Control with the Company, including, without limitation, subsidiaries, holding companies and intermediary companies (as those and similar terms are defined in the Gaming Laws of the applicable Gaming Jurisdictions) that are registered or licensed under applicable Gaming Laws.

“Aggregate Exercise Price” means an amount equal to the product of the Exercise Price multiplied by the number of shares of Common Stock being purchased upon such exercise.

“Board of Directors” means the board of directors of the Company.

“Company Debt Securities” means any debt securities of the Company having such terms and conditions as shall be approved by the Company and, which, shall comprise all or a portion of the repurchase price.

“Fair Value” shall mean the value of this Warrant or the securities, assets or other property, issued pursuant to the exercise of this Warrant as determined in good faith by the Board of Directors; provided, however, if at any time such securities are traded on a securities exchange or through the Nasdaq National Market (“Listed Common Stock”), then the “Fair Value” shall be deemed to be the closing price of the securities on such exchange or quotation system, or, if there has been no sales on any such exchange or quotation system on any day, the average of the highest bid and lowest asked prices on such exchange or quotation system as of 4:00 p.m., New York time (the “Listed Fair Value”).

“Gaming” or “Gaming Activities” shall mean the conduct of gaming and gambling activities, race books and sports pools, or the use of gaming devices, equipment and supplies in the operation of a casino, simulcasting facility, card club or other enterprise, including, without limitation, slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems and related and associated equipment and supplies.

“Gaming Authorities” shall mean all Governmental Authorities with authority over Gaming within any Gaming Jurisdiction, and shall include all Liquor Authorities.

“Gaming Jurisdictions” shall mean all jurisdictions, domestic and foreign, and their political subdivisions, in which Gaming Activities are lawfully conducted.

“Gaming Laws” shall mean all laws, statutes and ordinances pursuant to which any Gaming Authority possesses regulatory and licensing authority over Gaming within any

Gaming Jurisdiction, all orders, decrees, rules and regulations over Gaming promulgated by such Gaming Authority thereunder, all written and unwritten policies of the Gaming Authorities, and all interpretations by the Gaming Authorities of laws, statutes, ordinances, rules and regulations.

“Gaming Licenses” shall mean all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises and entitlements issued by a Gaming Authority necessary for or relating to the conduct of Gaming Activities.

“Governmental Authority” shall mean any government or any agency, public or regulatory authority, licensing body, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any government or political subdivision thereof, in each case, whether foreign or domestic and whether national, federal, tribal, state, regional, local or municipal.

“Liquor Authorities” shall mean all Governmental Authorities with regulatory and licensing authority over the sale or service of alcoholic beverages within any Gaming Jurisdiction.

“Liquor Laws” shall mean all laws, statutes, ordinances and regulations pursuant to which any Governmental Authority possesses regulatory and licensing authority over the sale or service of alcoholic beverages within any Gaming Jurisdiction, all rules and regulations promulgated by such Governmental Authority thereunder, all written and unwritten policies of the Liquor Authorities, and all interpretations by the Liquor Authorities of laws, statutes, ordinances, rules and regulations.

“Liquor License” shall mean all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises and entitlements issued by a Liquor Authority necessary for or relating to the sale or service of alcoholic beverages within any Gaming Jurisdiction.

“Ownership or Control” (and derivatives thereof) shall mean (i) ownership of record, (ii) “beneficial ownership” as defined in Rule 13d–3 or Rule 16a–1(a)(2) promulgated by the SEC under the Exchange Act, (iii) the power to direct and manage, by agreement, contract, agency or other manner, the voting or management rights or disposition of securities of the Company, and/or (iv) definitions of ownership or control under applicable Gaming Laws.

“Person” shall mean an individual, partnership, corporation, limited liability company, trust or other entity.

“Redemption Date” shall mean the date set forth in the Redemption Notice by which the securities Owned or Controlled by an Unsuitable Person are to be redeemed by the Company.

“Redemption Notice” shall mean that notice of redemption sent by the Company to an Unsuitable Person (or an Affiliate thereof) if (x) a Gaming Authority requires the Company, or (y) the Board of Directors, in its discretion and based on reasonably verifiable information or information received from a Gaming Authority, deems it necessary or advisable, to redeem such

Unsuitable Person’s securities. Each Redemption Notice shall set forth: (i) the Redemption Date; (ii) the number of shares of securities to be redeemed; (iii) the Redemption Price and the manner of payment therefor; (iv) the place where certificates for such shares shall be surrendered for payment; and (v) any other requirements of surrender of the certificates, including how they are to be endorsed, if at all.

“Redemption Price” shall mean the per share price for the repurchase of this Warrant, or securities issuable upon exercise of this Warrant, pursuant to Section 7 hereof, which shall be that price (if any) required by the Gaming Authority making the finding of unsuitability to be paid, or if such Gaming Authority does not require a certain price per share to be paid, the Redemption Price shall be equal to the lesser of the Fair Value of the Repurchase Securities on the Date of Issuance or the Fair Value of the Repurchase Securities on the Redemption Date.

“Unsuitable Person” shall mean a Person who Owns or Controls any securities of the Company or any securities of or interest in any Affiliated Company (i) that is determined by a Gaming Authority, or that has been notified by the staff of a Gaming Authority that it will recommend that the Gaming Authority determine the Person to be, unsuitable, unqualified or disqualified to Own or Control such securities or unsuitable to be connected with a Person engaged in Gaming Activities in that Gaming Jurisdiction, or (ii) who, in the discretion of the Board of Directors, based on reasonably verifiable information or information received from a Gaming Authority, is deemed likely to preclude or materially delay, impede, impair or jeopardize the Company’s or any Affiliated Company’s application for or ability to obtain, right to the use of or ability to reinstate or retain any Gaming License, or to result in the imposition of materially burdensome terms of or conditions on any Gaming License

Other capitalized terms used in this Warrant but not defined herein shall have the meanings set forth in the Plan.

Section 4.               No Voting Rights; Limitations of Liability.  This Warrant shall not entitle the Registered Holder hereof to any voting rights or other rights as a stockholder of the Company.  No provision hereof, in the absence of affirmative action by the Registered Holder to purchase Common Stock, and no enumeration herein of the rights or privileges of the Registered Holder shall give rise to any liability of such Registered Holder for the Exercise Price of Common Stock acquirable by exercise hereof or as a stockholder of the Company.

Section 5.               Assignment/Transfer of Warrants.  Subject to the transfer conditions referred to in the legend endorsed hereon, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Registered Holder, upon surrender of this Warrant with a properly executed Assignment (in the form of Exhibit II hereto) at the principal office of the Company.  The Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Warrant or any Common Stock in a name other than that of the Registered Holder of this Warrant, and the Company shall not be required to issue or deliver such Warrant or the Common Stock upon exercise of this Warrant unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

Section 6.               Repurchase of Warrants.  If at any time (x) a Gaming Authority finds that a Registered Holder hereof is an Unsuitable Person, or (y) the Board of Directors, in its discretion and based on reasonably verifiable information or information received from a Gaming Authority deems it necessary or advisable, this Warrant and the securities issuable upon exercise of this Warrant (together, the “Repurchase Securities”) shall be subject to repurchase by the Company at any time at the sole discretion of the Company.  The terms and conditions of such repurchase shall be as follows:

1.     the Company shall serve a Redemption Notice on the Registered Holder and shall purchase this Warrant or the securities issuable upon exercise of this Warrant on the Redemption Date and for the Redemption Price set forth in the Redemption Notice;

2.     from and after the Redemption Date, such securities shall no longer be deemed to be outstanding and all rights of the Unsuitable Person or any Affiliate of the Unsuitable Person therein, other than the right to receive the Redemption Price, shall cease;

3.     the Unsuitable Person shall surrender the certificates for any securities to be redeemed in accordance with the requirements of the Redemption Notice;

4.     the Redemption Price may be paid in cash, or Company Debt Securities, or both, as required by the applicable Gaming Authority and, if not so required, as the Company elects in its sole discretion;

5.     if less than all of the Repurchase Securities held or otherwise owned by a Registered Holder are to be repurchased, the Repurchase Securities to be repurchased shall be selected in such manner as shall be determined by the Company’s in its sole discretion, which may include selection of the most recently acquired Repurchase Securities, selection of Repurchase Securities by lot, or selection of Repurchase Securities in such other manner as shall be determined by the Company;

6.     beginning on the date when a Gaming Authority serves notice of unsuitability on the Company, or the date when the Registered Holder hereof otherwise become an Unsuitable Holder, it shall be unlawful for the Unsuitable Holder (a) to receive any dividend or interest or any payment or distribution of any kind, including of any share of the distribution of profits or cash or any other property, or payments upon dissolution, from the Company, other than a return of capital as required above, (b) to exercise directly or through any proxy, trustee or nominee any voting right conferred by the Registered Holder’s interest in the company, (c) to participate in the management of the Company or (d) to receive any remuneration (other than the Repurchase Price) in any form the Company or from any company holding a gaming license for services rendered or otherwise; and

7.     other such terms and conditions as the Company shall determine in its sole discretion.

Section 7.               Warrant Exchangeable for Different Denominations.  This Warrant is exchangeable, upon the surrender hereof by the Registered Holder at the principal office of the Company, for two or more new Warrants of like tenor representing in the aggregate the purchase rights hereunder, and each of such new Warrant shall represent such portion of such rights as is designated by the Registered Holder at the time of such surrender, subject to the Denomination Restrictions described below.  The date the Company initially issues this Warrant shall be deemed to be the “Date of Issuance” hereof regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrants shall be issued.  All Warrants representing portions of the rights hereunder are referred to herein as the “Warrant.” In no event shall new Warrants be issued representing less than the right to purchase 100 shares of Common Stock (which number shall be decreased proportionally for any stock combinations described in Section 2B), nor may any new Warrants be issued representing the right to purchase fractional shares of Common Stock, unless the old Warrant being exchanged represented the right to purchase such fractional shares, in which case one new Warrant may represent the right to purchase the same fractional shares as the old Warrant (together, these are the “Denomination Restrictions”).

Section 8.               Replacement.  Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the

Company (provided that if the Registered Holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 9.               Notices.  Except as otherwise expressly provided herein, all notices referred to in this Warrant shall be in writing and shall be delivered personally, sent by reputable overnight courier service (charges prepaid) or sent by registered or certified mail, return receipt requested, postage prepaid and shall be deemed to have been given when so delivered, sent or deposited in the U.S. Mail (i) to the Company, at its principal executive offices, and (ii) to the Registered Holder of this Warrant, at such Registered Holder’s address as it appears in the records of the Company (unless otherwise indicated by any such Registered Holder).

Section 10.             Amendment and Waiver.  This Warrant is one of a series of warrants originally exercisable for an aggregate of [•] shares of Common Stock issued by the Company on [•], 2009 (the “Reorganization Warrants”).  The provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of either (a) the Registered Holder of this Warrant or (b) the Registered Holders of Reorganization Warrants representing at least 75% of the shares of Common Stock obtainable upon exercise of the Reorganization Warrants; provided that no such action may change the Exercise Price of this Warrant or the number of shares or class of stock obtainable upon exercise of this Warrant without the written consent of the Registered Holder of this Warrant.

Section 11.             Descriptive Headings; Governing Law.  The descriptive headings of the several Sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.  The corporation laws of the State of Delaware shall govern all issues concerning the relative rights of the Company and its stockholders.  All other questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by the internal law of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

*      *      *      *

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed and attested by its duly authorized officers and to be dated the Date of Issuance hereof.

By

Its

Attest:

Secretary

EXHIBIT I

EXERCISE AGREEMENT

To:	Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant (Certificate No. W-        ), hereby agrees to subscribe for the purchase of              shares of the Common Stock covered by such Warrant and makes payment herewith in full therefor at the price per share provided by such Warrant.

Signature

Address

EXHIBIT II

ASSIGNMENT

FOR VALUE RECEIVED,                                                            hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (Certificate No. W-          ) with respect to the number of shares of the Common Stock covered thereby set forth below, unto:

Names of Assignee	Address	No. of Shares

Dated:	Signature

Witness